UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2012

CIRCOR INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-14962	04-3477276
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

30 CORPORATE DRIVE, SUITE 200
BURLINGTON, MASSACHUSETTS 01803-4238
(Address of principal executive offices) (Zip Code)

(781) 270-1200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17     CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)     On December 5, 2012 (the “Separation Date”), A. William Higgins resigned as President and Chief Executive Officer of the CIRCOR International, Inc. (the “Company”) and as a member of the Company's Board of Directors (the “Board”), effective immediately.
The Company and Mr. Higgins previously had entered into a Severance Agreement dated as of March 24, 2008 (as amended, the “Severance Agreement”). The Severance Agreement, among other things, provides for:

•	A lump sum cash payment equal to two (2) times the sum of Mr. Higgins' current base salary and target bonus for reaching specified levels of achievement;

•
Payout in 2013 of any amounts due under Mr. Higgins' for performance-based incentive compensation for the one year period ending December 31, 2012, prorated based on his service prior to the Separation Date and based on actual results achieved under the award;

•
Continuation for up to eighteen months of the Company's proportionate share of COBRA premium payments for medical and dental insurance, unless Mr. Higgins becomes eligible for medical or dental insurance under another group health insurance plan during such period;

•	The agreement by Mr. Higgins to refrain from competing with the Company or soliciting employees of the Company for a period of 24 months following the Separation Date; and

•	A general release of claims by Mr. Higgins to the Company.
The foregoing summary of the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Severance Agreement, which is filed as Exhibit 10.31 to the Company's Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on March 27, 2008, and the Amendment to Severance Agreement, which is filed as Exhibit 10.45 to the Company's Form 10-K filed with the Commission on February 26, 2009, each of which is incorporated herein by reference.
The Company and Mr. Higgins also entered into a General Release and Agreement dated as of December 5, 2012 (the “General Release Agreement”). In addition to providing the general release of claims contemplated by the Severance Agreement, the General Release Agreement also provides for the accelerated vesting of certain equity awards that would have vested on or prior to April 5, 2013. All other equity awards that would otherwise have vested after April 5, 2013 have terminated in accordance with the terms of such awards. The foregoing summary of the General Release Agreement does not purport to be complete and is qualified in its entirety by reference to the General Release Agreement, which is filed as Exhibit 10.1 to this Form 8-K and which is incorporated herein by reference.

(c)     Effective as of December 6, 2012, the Board appointed Wayne F. Robbins, the Company's current Group President, Circor Flow Technologies, to serve as the Company's Executive Vice President and Chief Operating Officer as well as acting President and Chief Executive Officer. Mr. Robbins, 61, has served as Group President, Circor Flow Technologies since March 1, 2012. Between August 1, 2008 and March 1, 2012, Mr. Robbins served as Group Vice President, Circor Flow Technologies, with overall responsibility for the then-combined Circor Instrumentation Technologies and Thermal Fluid Controls

business unit. Mr. Robbins joined the Company in March 2006 as Group Vice President, Circor Instrumentation Technologies.
Mr. Robbins has over 31 years of experience in the fluid controls industry. From March 2002 to June 2005, Mr. Robbins was employed by Precision Castparts Corp. (“PCC”) where he served as President of PCC's $350 million Flow Technologies Division until PCC sold the various companies comprising this division in 2005. From March 1994 to September 2001, he worked for DeZurik, Inc. (“DeZurik”), a $180 million manufacturer of industrial valves, actuators and instruments, serving first as Vice President Marketing/Research & Development and then as President. Prior to DeZurik, Mr. Robbins spent fifteen years in progressively more senior management positions with Fisher Controls, including six years in overseas assignments.

Item 7.01     Regulation FD Disclosure.

On December 6, 2012, the Company issued a press release announcing the resignation of Mr. Higgins and the appointment of Mr. Robbins as the Executive Vice President and Chief Operating Officer and as acting President and Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	General Release and Agreement between CIRCOR International, Inc. and A. William Higgins, dated December 5, 2012
99.1	CIRCOR International, Inc. Press Release, dated December 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2012            CIRCOR INTERNATIONAL, INC.

_/s/ Alan J. Glass
By:     Alan J. Glass

Title:	Vice President, General Counsel & Secretary